SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

April 26, 2001
(Date of report)

V-Twin Holdings, Inc.
(Exact name of registrant as specified in its charter)

District of Columbia	000-24779	52-2110338

(State or other jurisdiction of	(Commission File No.)	(I.R.S. employer

incorporation or organization)		identification no.)

7324 West Cheyenne, Suite 8
Las Vegas, NV 89129
(Address of principal executive offices)
(Zip Code)

(702) 515-3110
(Registrant’s telephone number, including area code)

ITEM 4. CHANGES IN REGISTRANT’S CERTIFYING ACCOUNTANTS

      On November 27, 2000, Kaufman Davis, PC resigned as auditors of V-Twin Holdings, Inc. (V-Twin).

      In connection with the audits of the years ended June 30, 2000 and 1999, and during the subsequent interim period to the date of termination on November 27, 2000, there were no disagreements with Kaufman Davis, PC (i) on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which if not resolved to Kaufman Davis’ satisfaction, would have caused it to make reference to the subject matter of the disagreement or (ii) that are otherwise required to be reported pursuant to Item 304(a)(1)(iv) of Regulation S-B.

      V-Twin has provided Kaufman Davis, PC with a copy of this filing and requested that Kaufman Davis furnish a letter, addressed to the Securities and Exchange Commission, stating that Kaufman Davis has read this filing and indicating whether Kaufman Davis agrees with the statements made by V-Twin in this Item 4 and if not, stating the respect(s) in which Kaufman Davis disagrees. As of the date of this filing, Kaufman Davis has not provided such a letter. Upon receipt, V-Twin expects to file Kaufman Davis’ letter under cover of an amendment to this Form 8-K in accordance with the requirements of Item 304(a)(3) of Regulation S-B.

      V-Twin does not currently have, and is actively seeking retention of, replacement auditors for Kaufman Davis, PC. V-Twin’s Quarterly report on Form 10-Q for the period ended December 31, 2000 was not reviewed by an independent accounting firm.

ITEM 5 OTHER EVENTS AND REGULATION F-D DISCLOSURE

Following the resignation of Kaufman Davis as V-Twin’s auditors as disclosed in Item 4 above, V-Twin retained Kaufman Davis to provide certain professional accounting, finance and consulting services and to perform certain of V-Twin’s financial functions on an out-source basis. In connection with this engagement, Gary Davidson, the Kaufman Davis partner who previously had been in charge of the V-Twin audit, performed certain of the functions of V-Twin’s chief financial officer on behalf of Kaufman Davis. Kaufman Davis resigned from this subsequent engagement on March 23, 2001.

SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 30, 2001	V-TWIN HOLDINGS, INC

By:_________________ Richard Paone President